FIRST AVIATION SERVICES INC.

                                 EXHIBIT 21.1

                              LIST OF SUBSIDIARIES




Aerospace Products International Inc., a Delaware Corporation

Pieces D'Avion Produits, Ltee, (d/b/a Aircraft Parts International, Ltd.) a Quebec, Canada Corporation

API Asia Pacific Inc., a Delaware Corporation

AeroV Inc., a Delaware Corporation